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                                                                   Exhibit 23.01

                Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IGN Entertainment, Inc. for the registration of 1,283,218 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 2002, except for Note 9, as to which the date is March 22, 2002, with respect to the consolidated financial statements of IGN Entertainment, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

San Jose, California
July 12, 2002